Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-151271 on Form S-8 of our report relating to the consolidated financial statements of CNinsure Inc. dated June 20, 2008, appearing in the Annual Report on Form 20-F of CNinsure Inc. for the year ended December 31, 2007.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu
Hong Kong
June 20, 2008